FIRST TRUST NASDAQ(R) CLEAN EDGE(R) U.S. LIQUID SERIES INDEX FUND
                           SUBLICENSE AGREEMENT

THIS AGREEMENT, is made by and between First Trust Advisors L.P. ("LICENSEE"), whose principal offices are located at 1001 Warrenville Road, Suite 300, Lisle, Illinois 60532 (Licensee is a licensee of The Nasdaq Stock Market, Inc. ("NASDAQ"), whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and Clean Edge, Inc., whose principal offices are located at 6 Hillwood Place, Oakland, CA 94610), and First Trust NASDAQ(R) Clean Edge(R) U.S. Liquid Series Index Fund, a series of the First Trust Exchange-Traded Fund ("SUB-LICENSEE"), whose principal offices are located at 1001 Warrenville Road, Suite 300, Lisle, Illinois 60532.

         WHEREAS, Nasdaq possesses certain rights to the NASDAQ(R) name and other Nasdaq trade names, trademarks and service marks (the "NASDAQ MARKS"); and

         WHEREAS, Clean Edge possesses certain rights to the Clean Edge(R) name and other Clean Edge trade names, trademarks and service marks (the "CLEAN EDGE MARKS"); and

         WHEREAS, Nasdaq and Clean Edge jointly own the NASDAQ(R) Clean Edge(R) U.S. Liquid Series Index ("INDEX") and each owns a different component of the Index name but have cross-licensed to one another the rights in their respective marks in connection with the Index name (collectively the "MARKS"); and

         WHEREAS, Nasdaq and Clean Edge have jointly developed the eligibility and selection criteria and certain rules for the Index and jointly, as part of a committee, determine the components of the Index; and

         WHEREAS, Nasdaq calculates, administers and disseminates the Index; and

         WHEREAS, Nasdaq possesses certain data and certain information in relation to Index components (ticker symbol, price, total shares outstanding, market value, and corporate action information
(collectively, the "Data")) necessary for the compilation of the Index;
and

         WHEREAS, Licensee desires to use and Nasdaq and Clean Edge desire to license the right to use the Index as a benchmark or component of a pricing or settlement mechanism for the derivative product(s) noted in Attachment I attached hereto ("DERIVATIVE PRODUCTS") to be issued by Licensee, and to reference the Index and related Marks solely in materials relating or referring to the Derivative Products; and

         WHEREAS, Licensee is legally authorized to issue, enter into, write, sell, redeem, purchase and/or renew ("ISSUE", "ISSUING", or "ISSUANCE") the Derivative Products as legally required under applicable law; and


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         WHEREAS, Nasdaq, Clean Edge and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products ("LICENSE AGREEMENT"); and

         WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

SECTION 1. SCOPE OF SUB-LICENSE. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee, Nasdaq and Clean Edge relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq and/or Clean Edge may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) that Nasdaq and Clean Edge have against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq and Clean Edge. Sub-Licensee agrees it will not assert against Nasdaq and/or Clean Edge any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

SECTION 2. NO FURTHER SUB-LICENSE. All references in the License
Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

SECTION 3. TERM. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

SECTION 4. GENERAL PROVISIONS. Sections from 22, through and including,
Section 28 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.


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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS SUB-LICENSE
AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS.


FIRST TRUST ADVISORS L.P.
("LICENSEE")

By:    /s/ James A. Bowen
       ----------------------------------------
Name: James A. Bowen, President

Date:  February 7, 2007


FIRST TRUST NASDAQ(R) CLEAN EDGE(R) U.S. LIQUID SERIES INDEX FUND
("SUB-LICENSEE")

By:    /s/ James A. Bowen
       ----------------------------------------
Name: James A. Bowen, President

Date:  February 7, 2007